EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports 2020 Earnings

LAREDO, Texas—(BUSINESS WIRE)— November 5, 2020—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended September 30, 2020 was $42.7 million or $.67 diluted earnings per common share ($.68 per share basic), compared to $51.4 million or $.78 diluted earnings per common share ($.79 per share basic) for the same period in 2019, representing a decrease of 14.1 percent in diluted earnings per share and a decrease of 16.9 percent in net income.  Net income for the nine months ended September 30, 2020 was $119.1 million or $1.86 diluted earnings per common share ($1.86 per share basic), compared to $153.4 million or $2.33 diluted earnings per common share ($2.34 per share basic) for the same period of 2019, representing a decrease of 20.2 percent in diluted earnings per share and a decrease of 22.4 percent in net income.

Net income for the nine months ended September 30, 2020 continues to be impacted by the provision for credit losses arising from the economic downturn as a result of COVID-19 and the impact that downturn had on the allowance for credit loss calculation for the period. We adopted the provisions of ASU 2016-13 on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model that recognizes credit losses over the life of a financial asset. Under the new model, our provision for credit losses increased to $28.9 million, net of tax for the nine months ended September 30, 2020. Net income for the period also continues to be impacted by low market rates as a result of the Federal Reserve Board action that rapidly decreased interest rates in March 2020, driving interest income down, as well as a decline in non-interest income caused by lower transaction volumes as a result of the pandemic.

We have continued to work with our customers to assist them through these difficult times on a case-by-case basis on temporary deferrals of interest and/or principal payments on loans. We took an active role in assisting customers in obtaining loans through the Small Business Administration’s Paycheck Protection Program (“PPP”) and are now transitioning to helping those same customers submit forgiveness applications in line with the parameters of the PPP program.

“The global health crisis resulting from COVID-19 has continued to impact our business. The long-term impact is still unknown since future economic conditions remain unclear,” said Dennis E. Nixon President and CEO. “Despite these uncertain times, we continue to be confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base and responsive management strategies to guide us through the crisis, all aimed at providing superior returns to our shareholders as we have for the past 55 years. We remain fully committed to making the best decisions possible as we navigate the effects of the crisis to protect the future of our Company for our customers, employees, and shareholders.”

Total assets at September 30, 2020 were $13.6 billion compared to $12.1 billion at December 31, 2019.  Total net loans were $7.5 billion at September 30, 2020 compared to $6.8 billion at December 31, 2019. Deposits were $10.3 billion at September 30, 2020 compared to $8.8 billion at December 31, 2019.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 187 facilities and 281 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.